                                                                Exhibit 99.13.01

          JOHN W. HENRY & CO./
          MILLBURN L.P.
          (A DELAWARE LIMITED PARTNERSHIP)


          Financial Statements for the years ended
          December 31, 2004, 2003 and 2002
          and Report of Independent Registered
          Public Accounting Firm


[MERRILL LYNCH LOGO]

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS

                                                                                                  PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                              1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2004 and 2003                                 2

  Statements of Operations for the years ended December 31, 2004, 2003, and 2002                     3

  Statements of Changes in Partners' Capital for the years ended December 31, 2004,                  4
     2003 and 2002

  Financial Data Highlights for the year ended December 31, 2004                                     5

  Notes to Financial Statements                                                                    6-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
  John W. Henry & Co./Millburn L.P.:

We have audited the accompanying statements of financial condition of John W. Henry & Co./Millburn L.P. (the "Partnership") as of December 31, 2004 and 2003, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 2004 and the financial data highlights for the year ended December 31, 2004. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of John W. Henry & Co./Millburn L.P. as of December 31, 2004 and 2003, and the results of its operations, changes in its partners' capital and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.


New York, New York
March 28, 2005

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JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003

                                                                                      2004             2003
                                                                                ---------------  ---------------
ASSETS:

 Investments in Trading LLCs                                                    $    27,635,033  $    31,976,838
 Receivable Trading LLCs                                                                601,536          226,885
                                                                                ---------------  ---------------

          TOTAL                                                                 $    28,236,569  $    32,203,723
                                                                                ===============  ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:

   Administrative fees payable                                                  $        50,000  $         6,098
   Redemptions payable                                                                  551,536          220,787
                                                                                ---------------  ---------------

        Total liabilities                                                               601,536          226,885
                                                                                ---------------  ---------------

PARTNERS' CAPITAL:
   General Partner:
     (209 and 209 Series A Units outstanding)                                            80,720           83,679
     (478 and 478 Series B Units outstanding)                                           149,823          155,512
     (339 and 339 Series C Units outstanding)                                            82,822           85,946
   Limited Partners:
     (18,554 and 20,239 Series A Units outstanding)                                   7,165,985        8,103,322
     (41,696 and 46,566 Series B Units outstanding)                                  13,069,071       15,149,651
     (29,006 and 33,127 Series C Units outstanding)                                   7,086,612        8,398,728
                                                                                ---------------  ---------------

        Total partners' capital                                                      27,635,033       31,976,838
                                                                                ---------------  ---------------

          TOTAL                                                                 $    28,236,569  $    32,203,723
                                                                                ===============  ===============

NET ASSET VALUE PER UNIT:

   Series A                                                                     $        386.22  $        400.38
                                                                                ===============  ===============
   Series B                                                                     $        313.44  $        325.34
                                                                                ===============  ===============
   Series C                                                                     $        244.32  $        253.53
                                                                                ===============  ===============

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                              2004              2003              2002
                                                         --------------    --------------    --------------
TRADING REVENUES:

     Trading profit (loss):
        Realized                                         $    1,696,804    $    7,494,259    $   10,429,479
        Change in unrealized                                   (281,869)         (624,127)        1,084,889
                                                         --------------    --------------    --------------
             Total trading revenues                           1,414,935         6,870,132        11,514,368
                                                         --------------    --------------    --------------

INVESTMENT INCOME:
   Interest                                                     367,819           339,103           452,175
                                                         --------------    --------------    --------------

EXPENSES:

     Brokerage commissions                                    2,309,432         2,823,906         2,442,927
     Profit Shares                                              131,611           710,980         1,149,373
     Administrative fees                                        537,182           101,873            71,850
                                                         --------------    --------------    --------------
             Total expenses                                   2,978,225         3,636,759         3,664,150
                                                         --------------    --------------    --------------

NET INVESTMENT LOSS                                          (2,610,406)       (3,297,656)       (3,211,975)
                                                         --------------    --------------    --------------
NET INCOME (LOSS)                                        $   (1,195,471)   $    3,572,476    $    8,302,393
                                                         ==============    ==============    ==============

NET INCOME (LOSS) PER UNIT:

Weighted average number of General Partner
and Limited Partner Units outstanding                            95,534           105,010           116,271
                                                         ==============    ==============    ==============

Net income (loss) per weighted average General Partner
and Limited Partner Unit by series
     Series A                                            $       (14.81)   $        43.49    $        90.31
                                                         ==============    ==============    ==============
     Series B                                            $       (12.93)   $        34.51    $        73.48
                                                         ==============    ==============    ==============
     Series C                                            $       (10.56)   $        27.49    $        57.07
                                                         ==============    ==============    ==============

The majority of income and expense are derived from investments in Trading LLCs (Note 2).

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                                          GENERAL PARTNER
                                SERIES          SERIES         SERIES       --------------------------------------------
                                  A               B              C             SERIES          SERIES          SERIES
                                UNITS           UNITS          UNITS             A               B               C
                            ------------    ------------    ------------    ------------    ------------    ------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2001                25,885          55,740          41,824    $     76,061    $    133,398    $     76,317

Net income                             -               -               -          25,336          44,514          25,469

Redemptions                       (3,278)         (6,043)         (5,068)        (18,571)        (29,039)        (15,973)
                            ------------    ------------    ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2002                22,607          49,697          36,756          82,826         148,873          85,813

Net income                             -               -               -           9,662          16,640          10,020

Redemptions                       (2,159)         (2,653)         (3,290)         (8,809)        (10,001)         (9,887)
                            ------------    ------------    ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2003                20,448          47,044          33,466          83,679         155,512          85,946

Net loss                               -               -               -          (2,959)         (5,689)         (3,124)

Redemptions                       (1,685)         (4,870)         (4,121)              -               -               -
                            ------------    ------------    ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2004                18,763          42,174          29,345    $     80,720    $    149,823    $     82,822
                            ============    ============    ============    ============    ============    ============

                                          LIMITED PARTNERS
                            --------------------------------------------
                               SERIES           SERIES          SERIES
                                 A                B               C             TOTAL
                            ------------    ------------    ------------    ------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2001          $  6,856,493    $ 11,996,457    $  7,016,956    $ 26,155,682

Net income                     2,149,615       3,834,085       2,223,374       8,302,393

Redemptions                     (983,100)     (1,500,904)       (981,713)     (3,529,300)
                            ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2002             8,023,008      14,329,638       8,258,617      30,928,775

Net income                       928,545       1,657,813         949,796       3,572,476

Redemptions                     (848,231)       (837,800)       (809,685)     (2,524,413)
                            ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2003             8,103,322      15,149,651       8,398,728      31,976,838

Net loss                        (284,577)       (561,943)       (337,179)     (1,195,471)

Redemptions                     (652,760)     (1,518,637)       (974,937)     (3,146,334)
                            ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2004          $  7,165,985    $ 13,069,071    $  7,086,612    $ 27,635,033
                            ============    ============    ============    ============

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2004

The following per Unit data and ratios have been derived from information provided in the financial statements.

                                                SERIES A            SERIES B           SERIES C
                                            ---------------     ---------------     ---------------
PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year          $        400.38     $        325.34     $        253.53

Realized trading profit                               23.86               19.40               15.11
Change in unrealized trading profit (loss)            (3.88)              (3.23)              (2.49)
Interest income                                        4.90                3.98                3.10
Expenses                                             (39.04)             (32.05)             (24.93)
                                            ---------------     ---------------     ---------------
Net asset value, end of year                $        386.22     $        313.44     $        244.32
                                            ===============     ===============     ===============

TOTAL RETURN:

Total return before Profit Shares                    -3.21%              -3.35%              -3.31%
Profit Shares                                        -0.48%              -0.45%              -0.48%
Total return                                         -3.54%              -3.66%              -3.64%

RATIOS TO AVERAGE NET ASSETS:

Expenses (excluding Profit Shares)                    10.43%              10.57%              10.57%
Profit Shares                                          0.47%               0.51%               0.46%
                                            ---------------     ---------------     ---------------
Expenses                                              10.90%              11.08%              11.03%
                                            ===============     ===============     ===============

Net investment loss                                   -9.54%              -9.72%              -9.67%
                                            ===============     ===============     ===============

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     John W. Henry & Co./Millburn L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 29, 1989. The Partnership's initial offering of Units of limited partnership interest ("Series A Units") commenced trading activities on January 5, 1990. A second offering of Units of limited partnership interest ("Series B Units") commenced trading activities with respect to the Series B Units on January 28, 1991. A third offering of Units of limited partnership interest ("Series C Units") commenced trading activities on January 2, 1992. (Series A, B and C units are, hereinafter, collectively referred to as "Units.") The Partnership engages, through investments in limited liability companies (see below), in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Alternative Investments LLC ("MLAI"), a wholly-owned subsidiary of Merrill Lynch Investment Managers L.P. ("MLIM") which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch, is the Partnership's commodity broker. MLAI has agreed to maintain a general partner's interest of at least 1% of total capital of each Series of Units. MLAI and each Limited Partner share in the profits and losses of such Series in proportion to their respective interests in it.

     John W. Henry & Company, Inc. and Millburn Ridgefield Corporation (each an "Advisor", together, "Advisors") have been the Partnership's only trading advisors since inception. Each Advisor was allocated 50% of the total assets of each Series as of the date such Series began trading. Subsequently, these allocations have varied over time. MLAI may, in its discretion, reallocate assets between the Advisors as of any month end. The Partnership has placed all of its assets under the management of the Advisors through investing in private limited liability companies, ML JWH Financials and Metals Portfolio LLC ("JWH LLC") and ML Millburn Global LLC ("Millburn LLC"), together ("Trading LLCs"), as described in Note 2. Certain of the following notes to financial statements are directly related to Partnership assets managed by the Advisors in the Trading LLCs.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     See Note 2 for discussion of revenue recognition for the Partnership's investments in Trading LLCs.

     OPERATING EXPENSES

     MLAI pays all routine operating expenses excluding the State of New Jersey filing fee (which is borne by the Partnership) but including legal, accounting, printing, postage and similar administrative expenses. MLAI receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

     INCOME TAXES

     No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for such Partner's respective share of the income and expenses of the series in which such partner is invested as reported for income tax purposes.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

     The Financial Accounting Standards Board ("FASB") has issued Statement No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, ("FAS 150") and is effective for mandatorily redeemable financial instruments of entities that are public entities for the first interim period beginning after June 15, 2003. FAS 150 requires that a mandatorily redeemable financial instrument shall be classified as a liability if the financial interest is required be redeemed at a specified date or upon an event certain to occur. The limited partners' financial interests are not required to be redeemed at a specified date or upon an event certain to occur and thus are not considered mandatorily redeemable financial instruments. However, the limited partner may give 10 days notice for redemption of their units and redeem at that month's net asset value. The Partnership records the financial interests redeemed as a liability once the notice of redemption is received from the limited partner. The adoption of FAS 150 will have no impact on the financial statements of the Partnership.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2016 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   INVESTMENTS IN TRADING LLCS

     The Partnership places all of its assets in the Trading LLCs. The financial statements of the Trading LLCs are bound together with this report and should be read in conjunction with the Partnership's financial statements.

     The investments in the Trading LLCs are reflected in the financial statements at fair value based upon the Partnership's interest in the Trading LLCs. Fair value of the investments in the Trading LLCs as an investor is equal to the market value of the net assets of the Trading LLCs allocable to the Partnership as an investor.

     At December 31, 2004 and 2003, the Partnership had investments in JWH LLC and Millburn LLC as follows:

                                2004              2003
                            ------------      ------------
     JWH LLC                $ 13,817,517      $ 15,988,419
     Millburn LLC             13,817,516        15,988,419
                            ------------      ------------
     Total                  $ 27,635,033      $ 31,976,838
                            ============      ============

3.   RELATED PARTY TRANSACTIONS

     The Partnership's U.S. dollar assets invested through the Trading LLCs are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Trading LLCs with interest at the prevailing 91-day U.S. Treasury bill rate. The Trading LLCs are credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Trading LLCs, from possession of such assets.

     Merrill Lynch charges the Trading LLCs Merrill Lynch's cost of financing realized and unrealized losses on the Trading LLCs non-U.S.
     dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

     The Partnership pays brokerage commissions to MLPF&S through the Trading LLCs at a flat monthly rate of .708 of 1% (an 8.50% annual rate) of the Partnership's month-end trading assets. The Partnership also pays MLAI a monthly administrative fee through the Trading LLCs of .021 of 1% (a 0.25% annual rate) of the Partnership's month-end trading assets. Month-end trading assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLPF&S pays the Advisors annual consulting fees of 2% of the average month-end assets allocated to them for management after a reduction for a portion of brokerage commissions.

4.   ADVISORY AGREEMENTS

     The Trading LLCs entered into the Advisory Agreements with the Advisors, which are in effect for successive one year terms.

     Profit Shares of 20% of any New Trading Profit, as defined, either as of the end of each calendar quarter or year, are paid to each Advisor based on the performance of the Partnership account managed by such Advisor, irrespective of the overall performance of the Partnership. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent the applicable percentage of any New Trading Profits attributable to such Units.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units of each series outstanding is computed for purposes of computing net income per weighted average Unit. The weighted average number of Units of each series outstanding for the years ended December 31, 2004, 2003 and 2002 equals the Units of such series outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The Partnership invests indirectly in derivative instruments by investing in the Trading LLCs, but does not itself hold any derivative instrument positions. The nature of this Partnership has certain risks, which cannot be presented on the financial statements.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the net unrealized profit (loss) as reflected in the respective Statements of Financial Condition of the Trading LLCs. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, through the Trading LLCs, as well as the volatility and liquidity of such markets in which such derivative instruments are traded.

                               * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                    Merrill Lynch Alternative Investments LLC
                               General Partner of
                        John W. Henry & Co./Millburn L.P.